Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of Incorporation or Organization
Schawk Thailand Ltd.	Thailand
Schawk Japan, Ltd.	Japan
Schawk Worldwide Holdings Inc.	United States
Schawk Holdings, Inc.	United States
Seven Seattle, Inc.	United States
Schawk USA Inc.	United States
Kedzie Aircraft LLC	United States
Schawk LLC	United States
Schawk de Mexico SRL de CV	Mexico
Schawk Servicios Administrativos SRL de CV	Mexico
Schawk Latin America Holdings LLC	United States
Schawk do Brasil Gestão de Marcas Ltda.	Brazil
Schawk Panama Services S de RL	Panama
Miramar Equipment, Inc.	United States
Schawk Digital Solutions Inc.	United States
Seven Worldwide UK Ltd.	United Kingdom
Schawk Holdings (Gibraltar) Ltd.	Gibraltar
Winnetts UK Ltd.	United Kingdom
Schawk (Gibraltar) Ltd.	Gibraltar
Schawk (Gibraltar) Ltd. Luxembourg SCS	Luxembourg
Schawk Luxembourg SARL	Luxembourg
Schawk Hong Kong Ltd	Hong Kong
Schawk Imaging (Shanghai) Co. Ltd.	China
Schawk Anthem Shenzhen Co. Ltd.	China
Degrippes Gobe Group (HK) Ltd.	Hong Kong
Degrippes (Shanghai) Brand Consulting Co, Ltd.	China
Schawk Belgium BVBA	Belgium
Schawk Poland Sp z.o.o.	Poland
Schawk Spain, SLU	Spain
Schawk Imaging Sdn. Bhd.	Malaysia
Schawk Wace Group	United Kingdom
Schawk UK Holdings Ltd.	United Kingdom
Schawk UK Ltd.	United Kingdom
Schawk UK Corporate Packaging Ltd.	United Kingdom
Schawk Germany GMBH	Germany
Schawk Canada, Inc.	Canada
Protopak Innovations, Inc.	Canada
Desgrippes Gobe Group (Yuhan Hoesa)	South Korea
Brandmark International Holding B.V.	Netherlands
DJPA Partnership B.V.	Netherlands
Brandimage Desgrippes and LAGA SAS	France
Brandimage Belgique Holdings SA	Belgium
Brandimage Desgrippes & LAGA SA.	Belgium
Schawk Asia Pacific Pte. Ltd.	Singapore
Schawk India Pvt. Ltd.	India
Schawk Holdings Australia Pty. Ltd.	Australia
Schawk Australia Pty. Ltd.	Australia
Anthem! Design Pty. Ltd.	Australia
Marque Brand Consultants Pty. Ltd.	Australia